Exhibit 10.14

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 1, 2005 between ICX TECHNOLOGIES INC., a Delaware corporation (hereinafter referred to as the “Company” and collectively with its subsidiaries and affiliates as the “Company Group”), and, WEXFORD CAPITAL LLC, a Connecticut limited liability company (hereinafter referred to as “Wexford”).

WITNESSETH

WHEREAS, the Company wishes to retain Wexford to undertake certain administrative functions of the business of the Company Group on the terms and conditions set forth herein and Wexford agrees to provide such administrative functions;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and legal sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1. Retention of Wexford. Wexford hereby agrees to provide the Company Group with, and the Company hereby retains Wexford to perform, those administrative services as may be reasonably requested from time to time by an executive officer of the Company and approved by Wexford, including, without limitation, any of the following services:

(a) corporate accounting, bookkeeping and internal controls;

(b) cash management, cash disbursements and payment services, and strategic financial planning;

(c) legal assistance and corporate secretary services;

(d) provision of office space and document processing, secretarial, photocopying, telephone, facsimile and similar services; and

(e) such other services as the Company Group may request.

2. Duties and Services of Wexford.

(a) Employees. Wexford shall cause the employees of Wexford (the “Employees”) to devote such time and effort to the business of the Company Group as shall be reasonably necessary to perform the duties and services contemplated hereby; provided, however, that the Employees shall not be precluded from engaging in other business activities. The Employees shall not receive any additional compensation from the Company Group for the services provided pursuant to this Agreement; provided, however, that Wexford shall be reimbursed for the provision of the Employees pursuant to Section 4 hereof. All duties and services of the Employees shall be rendered at the offices of Wexford, subject to reasonable travel requirements.

Unless otherwise expressly provided for in this Agreement, all matters pertaining to the employment of the Employees are the sole responsibility of Wexford, which shall in all respects be the employer of such Employees. At no time shall the employees of Wexford, any independent contractors engaged by Wexford and/or the employees of any such independent contractors be considered employees of the Company Group. Wexford shall be responsible for complying with all federal, state and local labor and tax laws and regulations with respect to its employees. This Agreement is not one of agency between Wexford and any entity of the Company Group, but one with Wexford engaged independently in the business of providing administrative services as an independent contractor. All employment arrangements are therefore solely Wexford’s concern, and no entity of the Company Group shall have any liability with respect thereto except as otherwise expressly set forth herein.

(b) Cash Management. If requested by the Company, Wexford shall invest the designated cash and liquid assets of the Company Group (the “Designated Funds”). Following the date of this Agreement, the Company may deliver to Wexford written investment policies (the “Investment Policy”). Wexford shall invest the Designated Funds in accordance with the Investment Policy and sound management practices. Pending receipt of the Investment Policy or in the absence of an Investment Policy, Wexford shall invest the Designated Funds in accordance with sound management practices. For the purpose of investing the Designated Funds, Wexford shall accept and act upon the oral instructions of the Chief Financial Officer or the then acting Chief Financial Officer of the Company. Wexford will confirm all oral investment instructions in writing within three business days.

(c) Books and Records. If requested in accordance with Section 1, Wexford shall, on behalf of the Company Group, keep and maintain true and accurate corporate minute books (but only with respect to meetings to which Wexford is invited in sufficient time to send a representative to attend) and books of account in accordance with applicable law and generally accepted accounting principles on an accrual basis. Wexford shall maintain accurate records of all funds received and disbursed in connection with the provision of Wexford’s services hereunder and such records, together with all supportive and underlying documentation, shall be available for the Company Group’s inspection at all times at Wexford’s offices. Wexford shall not dispose of any books or records relating to the Company Group except upon receipt of the prior written approval of Company. Wexford shall maintain such control over accounting and financial transactions as is reasonably expected to protect the Company Group and its assets from theft, error or fraudulent activity.

All books, cards, registers, receipts, documents, warranties, insurance policies, contracts, leases, violations, loan documents, correspondence, plans and specifications, and any other papers or the information contained therein which are in any manner connected with the management, operation, servicing or administration of the Company Group (the “Corporate Documents”) are the sole property of the Company Group, and shall be delivered to the Company or any other entity of the Company Group, in the latter case with respect to the Corporate Documents of such entity, at any time upon the Company’s or such entity’s request and at its expense. Such Corporate Documents shall be deemed confidential and will not be published, transmitted or released by Wexford to any party, other than to its attorneys, accountants and as otherwise may be required by law, without the prior written consent of the Company or as otherwise required by law, subpoena or other legal process.

The covenants and agreements of Wexford contained in this Section 2(c) (other than in the first and last sentences of the first paragraph hereof) shall survive any expiration or termination (with or without cause) of this Agreement.

3. Authority of Wexford; Limitations.

(a) Subject to the remaining provisions of this Section 3 and the direction of the Board of Directors of the Company (the “Board”), Wexford shall perform the duties and services specified in accordance with Section 1 in a manner Wexford and the Board consider reasonably appropriate. The foregoing notwithstanding, Wexford shall not have the power or authority to bind the Company Group or to execute documents on behalf of the Company Group; provided, however, that Wexford may take all such other actions which Wexford reasonably considers necessary or advisable to carry out its duties hereunder, subject to the provisions of this Section 3. The foregoing notwithstanding, employees of Wexford who serve as officers of the Company may, in such capacity, execute, in the name and on behalf of the Company Group, all such documents and take all such other actions which the officer reasonably considers necessary or advisable to carry out such officer’s duties as an officer of ICx.

(b) All actions of Wexford made pursuant to the authority granted by the Company Group hereunder (including without limitation in Section 3(a) hereof) shall at all times be subject to (i) applicable law, (ii) the certificate of incorporation and by-laws (the “Corporate Charter Documents”) of the Company or such other Company Group entity, as the case may be, and (iii) any limitation or restriction on such authority determined by the Board.

(c) At the written request of Wexford, the Company promptly shall deliver such resolutions of the Board as may be appropriate in connection with any action of Wexford authorized hereunder or any transaction authorized hereby entered into by Wexford on behalf of the Company Group.

(d) Wexford acknowledges receipt of copies of the Corporate Charter Documents as in effect on the date hereof. Notwithstanding any provision of this Agreement to the contrary, Wexford agrees not to effect, or commit the Company Group to effect, any transaction (or series thereof) required under such Corporate Charter Documents or applicable law to be approved by the Board or the stockholders of the Company or any other Company Group entity, as the case may be, without the Company first obtaining such approval in accordance therewith.

4. Reimbursement of Expenses.

(a) Reimbursable Expenses; Reimbursement. The Company shall reimburse Wexford for all of its direct and indirect costs properly allocated to the performance of its duties and services and the providing of the Employees to perform its and their duties and services hereunder including without limitation, employment expenses of the Employees, payroll (including base compensation and bonuses, payroll taxes and the costs of employee benefit plans (including those plans providing death, disability or welfare benefits, life insurance or severance payments), insurance, fidelity bonds and temporary help; bookkeeping and accounting fees and expenses; rent, utilities, telephone, supplies and other occupancy, office and overhead expenses of Wexford (including, without limitation, expenses related to the use of accounting, computer and word processing equipment); any expenses in connection with the termination of employment of the Employees; and inside and outside legal fees and disbursements incurred by Wexford.

Wexford shall provide a detailed statement to the Company monthly as soon as practicable following the end of each mouth during the term hereof, and following the expiration or earlier termination hereof, for the expenses reimbursed for the month or other period last ended or, in the case of expiration or termination, all unbilled reimbursable expenses. Notwithstanding the foregoing, Wexford may obtain reimbursement of all amounts in respect of payroll and/or other expenditures reimbursable hereunder on a current basis.

(b) Board Fees. Any officers or employees of Wexford who serve as members of the Board shall be entitled to receive whatever fees, stock options, reimbursements or other compensation or benefits are paid to other members of the Board. At the request of Wexford, such amounts may be paid to Wexford instead of such officers and employees of Wexford in accordance with Wexford’s policies.

(c) Audits. The Company reserves the right to conduct examinations of, and to audit, with five (5) business days’ notification, the books and records maintained by Wexford with respect to its reimbursable expenses under this Agreement. Such examinations and audits may be performed at Wexford’s offices if the books and records are maintained at Wexford’s offices or, at the option of the Company and at the expense of the Company, duplicate sets of such books and records shall be delivered for audit to the Company at a place designated by the Company. If the audit reveals errors in record keeping or in the amount of reimbursable expenses paid by the Company, Wexford shall immediately correct the same and shall promptly inform the Company in writing of the action taken to correct such errors and shall make such adjustment to the reimbursable expenses paid by the Company as shall be appropriate. Audits conducted by the Company or its designees shall be an expense of the Company. The right to audit the books and records maintained by Wexford shall survive the expiration or earlier termination of this Agreement.

5. Representations.

(a) The Company hereby agrees, represents and warrants to Wexford that:

(i) The retention of Wexford as provided hereunder has been authorized by the Board; and

(ii) This Agreement has been duly authorized by appropriate action and when executed and delivered will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and the Company will deliver to Wexford such evidence of such authority as Wexford may reasonably require, whether by way of a certified resolution or otherwise.

(b) Wexford hereby agrees, represents and warrants to the Company that:

(i) this Agreement has been duly authorized by appropriate action and when executed and delivered will be a legal, valid and binding agreement of Wexford, enforceable in accordance with its terms, and Wexford will deliver to the Company such evidence of such authority as the Company may reasonably require, whether by way of a certified resolution or otherwise;

(ii) neither it nor any Employee is party to any agreement inconsistent with the terms of this Agreement; and

(iii) it has or will have available to it, pursuant to contract or otherwise, the services of such persons as may be necessary to provide its services hereunder.

(c) The representations and warranties herein shall be continuing during the term of this Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Company or Wexford, as the case may be, will promptly notify the other of such event and the facts related thereto.

6. Exculpation: Indemnification.

(a) None of Wexford or any of its affiliates or their respective members, officers, directors, shareholders, partners, employees and agents, including without limitation the Employees (each, an “Indemnified Party”), shall be liable to the Company Group (or its officers or shareholders) (i) for mistakes of judgment or for action or inaction or for losses due to such mistakes, action or inaction so long as such person acted honestly and in good faith and reasonably believed that his conduct was in the best interests of the Company Group, (ii) for losses due to the negligence, dishonesty or bad faith of any agent of the Company Group who was selected, engaged, employed or retained by any Indemnified Party on behalf of the Company Group, provided that such Indemnified Party exercised reasonable care in selecting, engaging, employing or retaining such agent and such Indemnified Party has not caused such agent to be entitled to indemnification by the Company Group for recklessness, bad faith, gross negligence or willful misconduct, or (iii) for any action or inaction which such person reasonably believed was unrelated to the Company Group or related to the provision of services to an entity other than the Company Group. Each Indemnified Party may consult with counsel and accountants in respect of the affairs of the Company Group and be fully protected and justified in any action or inaction which is taken in good faith reliance upon the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6(a) shall not be construed to relieve (or attempt to relieve) any Indemnified Party of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of Section 6(a) to the fullest extent permitted by law.

(b) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any loss or expense suffered or sustained by an Indemnified Party with respect to services rendered under this Agreement to the Company Group by or on behalf of an Indemnified Party, including without limitation any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively, “Losses”). To the fullest extent permitted by law, the Company shall promptly advance to any Indemnified Party reasonable attorney’s fees and other costs and expenses incurred in connection with the defense of any action or proceeding for which such person may be entitled to indemnification. In the event that such advance is made by the Company, the Indemnified Party shall agree to reimburse the Company for such fees, costs and expenses to the extent that it was not entitled to indemnification under this Section 6(b) and as otherwise required by law.

(c) The provisions of this Section 6 shall survive any expiration or termination of this Agreement.

(d) The determination that an Indemnified Party did not act honestly and in good faith with a view to the best interests of the Company Group or, in the case of criminal proceedings, such Indemnified Party had reasonable cause to believe that such conduct was unlawful shall be made only in a final judgment by a court of competent jurisdiction (not subject to further appeal).

(e) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Agreement is made but there is a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then (i) the Company Group, on the one hand, and the Indemnified Party, on the other hand, shall contribute to the Losses to which such Indemnified Party may be subject in accordance with the relative benefits received by the Company Group, on the one hand, and such Indemnified Party, on the other hand, or, (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company Group, on the one hand, and such Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, and the relevant equitable considerations shall also be considered. The relative benefits received by the Company Group, on the one hand, and the Indemnified Party, on the other hand, shall be deemed to be in the same respective proportions as gross annual income earned by the Company Group during the relevant year and the amount received by Wexford as profit for the provision of services under this Agreement during such year; provided that under no circumstances shall the Indemnified Parties be collectively responsible for any contribution in excess of the amount received by Wexford as profit for the provision of services under this Agreement during the relevant year.

(f) In respect of any payment that the Company is obligated to make to Wexford under this Agreement, including without limitation under this Section 6, the other entities of the Company Group shall be secondarily liable, on a joint and several basis, for any amount that either the Company or any receiver in bankruptcy, as the case may be, either (i) refuses to pay, (ii) is unable to pay, on a current basis, due to insolvency, bankruptcy or the like, or (iii) is barred from paying by a court or otherwise, provided that such other entity or entities are not likewise barred.

7. Independent Contractor. For the purposes of this Agreement, Wexford shall be an independent contractor and not an employee of any entity of the Company Group, and no entity of the Company Group shall be deemed to be a partner, shareholder or co-venturer with Wexford or any of its affiliates or clients.

8. Term and Termination.

(a) This Agreement shall commence on the date hereof and shall continue in effect for one year from the date hereof unless terminated prior thereto or extended therefrom for one or more years by mutual agreement of the parties in writing (the “Expiration Date”).

(b) Either the Company, by resolution of its Board, or Wexford may terminate this Agreement (i) without cause upon thirty (30) days’ prior written notice to the other party or (ii) for cause immediately upon notice to the other party. The occurrence of any of the following events, without limitation, shall be deemed “cause” for termination by the Company of this Agreement: (i) a final determination by a court of competent jurisdiction, not subject to further review or appeal, that Wexford committed fraud or engaged in willful misconduct in relation to the performance of its responsibilities under the terms of this Agreement; or (ii) the indictment or conviction of Wexford of a felony. A material breach of this Agreement by the Company shall be deemed “cause” for termination by Wexford of this Agreement, including without limitation any failure by the Company to pay an indemnity or other amount when due, if the Company has been notified in writing of such failure and has been given a period of two (2) business days in addition to any applicable grace period to cure such failure; provided that, for the avoidance of doubt, although Wexford shall have no obligation to inform any entity of the Company Group, other than the Company, of such failure to pay, it shall not be a material breach of this Agreement if another entity of the Company Group pays such amount in full on behalf of the Company or on its own behalf within the time period contemplated above.

(c) Expiration or termination of this Agreement for any reason shall have no effect on Wexford’s right to receive reimbursement due to it pursuant to Section 4 hereof for services rendered prior to such expiration or termination.

(d) Upon expiration or termination of this Agreement, the Company Group shall accept the resignations, if tendered, of officers and directors of the Company Group who are Employees.

9. No Raid. The Company agrees that neither the Company nor any member of the Company Group shall, without the prior written consent of Wexford, hire or seek to hire any Employee. Wexford agrees that Wexford shall not, without the prior written consent of the Company, hire or seek to hire any employee of the Company or the Company Group.

10. Miscellaneous.

(a) Notices. All notices required to be delivered under this Agreement shall be in writing and shall be given by certified or registered mail, postage prepaid, return receipt requested, or by recognized overnight courier, such as Federal Express or Airborne Express, or by facsimile, and shall be deemed to be given on the third business day following the date of posting in a United States Post Office or one day after delivery to the overnight courier or, in the case of facsimiles, upon receipt, and shall be addressed to the Company’s Notice Address or Wexford’s Notice Address (as such terms are defined below). Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it.

The term “the Company’s Notice Address” shall mean:

ICX Technologies Inc.

1615 M Street, NW, Suite 400

Washington, DC 20036

Attn: Ron Spoehel

 Fax No.: 203-862-7341

The term “Wexford’s Notice Address” shall mean:

Wexford Capital LLC

411 West Putnam Avenue

Greenwich, Connecticut 06830

Attn: Jay Maymudes

 Fax No.: 203-862-7350

and

Attn: Arthur Amron

 Fax No.: 203-862-7312

(b) Assignment. No party may assign any of its rights hereunder without prior written consent of the other party.

(c) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and no other person shall have any right or obligation under this Agreement except as specifically set forth herein.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be entirely performed therein.

(e) Jurisdiction And Waiver of Jury Trial. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such courts, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court. Each of the parties agrees not to commence any legal proceeding related hereto except in such court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding bought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including without limitation legal fees. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f) Waiver and Amendment. Except as otherwise expressly provided herein, no provision hereof may be waived, amended or otherwise modified except by a written agreement signed by each of the parties hereto that specifically states that it is intended to waive, amend or modify of provision hereof. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision whether or not similar nor shall any waiver constitute a continuing waiver.

(g) Confidentiality. Each party shall use the same level of care it uses to protect its own confidential or proprietary material to keep the information disclosed to it concerning the Company Group or any transactions contemplated by this Agreement and not otherwise publicly available confidential and shall not disclose to any person any provision of or information regarding this Agreement without the consent of each other party, unless such disclosure is otherwise required by applicable law, any governmental authority or any listing or exchange rules to which such party or a subsidiary or affiliate of such party may be subject or pursuant to any judicial proceeding; provided that each party may disclose such information to its directors, officers and employees (subject to such person’s execution of a customary nondisclosure agreement), auditors, regulatory authorities, accountants, counsel and consultants.

(h) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating thereto.

(i) Construction. Any reference to a section is a reference to such section in this Agreement. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

(j) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(1) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ICX TECHNOLOGIES INC.

By:	/s/ Hans Kobler
Name:	HANS KOBLER
Title:	CEO

WEXFORD CAPITAL LLC

By:	/s/ Arthur Amron
Name:
Title:

AMENDMENT NO. 1 TO

ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment (the “First Amendment”) dated as of October 1, 2006 amends the Administrative Services Agreement dated as of October 1, 2005 (the “Agreement”) between ICx Technologies Inc., a Delaware corporation (the “Company”), and Wexford Capital LLC, a Connecticut limited liability company (“Wexford”).

WITNESSETH

WHEREAS, the Company and Wexford seek to amend the Agreement to extend the term thereof;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1. Section 8(a) of the Agreement shall be amended by deleting such section and replacing it with the following:

“(a) This Agreement shall commence on the date hereof and shall continue in effect until terminated by one of the parties hereto in accordance with the provisions hereof (the effective date of such termination being, the “Expiration Date”).”

2. This First Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements, whether written or oral.

3. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

4. Except as specifically stated herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their undersigned duly authorized representatives:

ICX TECHNOLOGIES INC.		WEXFORD CAPITAL LLC

By		By
Name:	HANS KOBLER	Name:	Arthur Amron
Title:	CHIEF EXECUTIVE OFFICER	Title:	Principal and General Counsel

Prepared By: AA
Reviewed By: DJN